SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 9, 2007

Northern States Power Company
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

000-31387	41-1967505
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls,	MN 55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On March 9, 2007, interveners filed testimony regarding the Minnesota gas rate case of Northern States Power Company, a Minnesota corporation, (NSP-Minnesota), which was filed with the Minnesota Public Utilities Commission (MPUC) on Nov. 9, 2006.  NSP-Minnesota is a wholly owned subsidiary of Xcel Energy.  NSP-Minnesota’s filing requests an increase in annual gas revenues of approximately $18.5 million or 2.4 percent.  The filing requests a return on equity of 11.00 percent, assuming an equity ratio of 51.98 percent and an overall return on rate base of 9.07 percent applied to a 2007 forecasted rate base of approximately $440 million.

In its testimony, the Minnesota Department of Commerce recommended an increase in annual revenues of approximately $8.6 million, a return on equity of 9.71 percent and a proposed capital structure of 51.98 percent, resulting in an overall return on rate base of 8.40 percent.  The primary adjustments relate to return on equity and a higher level of projected sales volume, which serve to result in a lower overall request.  The Department of Commerce opposes the proposed decoupling mechanism, but proposes a collaborative effort to examine the matter outside of the current rate case proceeding.

The Office of Attorney General also filed testimony.  It proposed 9.26 percent return on equity, and an overall rate base return of 8.16 percent. The Office of Attorney General opposed the decoupling mechanism and also proposes exploring the option outside the current rate case proceeding.

The Energy CENTS Coalition also filed testimony proposing approval of the decoupling mechanism with subsequent adjustments including a capital structure of 46 percent equity.  The testimony can be viewed by going to Xcel Energy’s web site at http://www.xcelenergy.com/XLWEB/CDA/0,3080,1-1-1_1875_1802_3576-33829-5_406_692-0,00.html.

An interim rate increase of approximately $15.8 million was effective January 8, 2007.  The Company’s rebuttal testimony is due on April 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern States Power Company
(a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

March 16, 2007